Exhibit 99.2

FOR IMMEDIATE RELEASE	NR11-39

Dynegy Inc. Announces Restructuring Agreement with Holders of Over $1.4 Billion of Dynegy Holdings, LLC Senior Notes

Dynegy Holdings LLC and Four Subsidiaries File for Relief under Chapter 11

Business continues as usual for Dynegy and All of its Other Subsidiaries

Houston, November 7, 2011—Dynegy Inc. (Dynegy) (NYSE: DYN) announced today that it has reached an agreement with a group of investors holding over $1.4 billion of senior notes issued by Dynegy’s direct wholly-owned subsidiary, Dynegy Holdings, LLC (DH), regarding a framework for the consensual restructuring of over $4.0 billion of obligations owed by DH. If this restructuring support agreement is successfully implemented, it will significantly reduce the amount of debt on the Company’s consolidated balance sheet. DH and four of its wholly owned subsidiaries — Dynegy Northeast Generation, Inc., Hudson Power, L.L.C., Dynegy Danskammer, L.L.C. (Danskammer) and Dynegy Roseton, L.L.C. (Roseton) (collectively, the Debtor Entities) — filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York, Poughkeepsie Division in order to implement the agreement and to address the burdensome lease obligations at Roseton and Danskammer.

Dynegy and all of its subsidiaries — other than the Debtor Entities — including those that own and operate the Company’s coal-fired and gas-fired businesses that were separately financed earlier this year and those that provide ancillary services have not filed for Chapter 11. All such entities continue to operate their businesses in the ordinary course without any impact from the limited Chapter 11 filings of DH and its subsidiaries that are involved with the Roseton and Danskammer facilities.

Robert C. Flexon, President and Chief Executive Officer of both Dynegy and DH, said, “This marks an important next step in the Company’s ongoing effort to restructure its consolidated balance sheet and to position its assets in a fashion that will maximize our operational flexibility. We look forward to working with our stakeholders to complete and implement this restructuring support agreement as quickly and efficiently as possible.”

Under the restructuring support agreement entered into between Dynegy, DH and holders of over $1.4 billion of DH’s senior notes, all unsecured obligations of DH, including $3.4 billion of senior notes, $200 million of subordinated notes, approximately $130 million of accrued interest, and the payments associated with the Roseton and Danskammer leases, will be exchanged for—

•                  a $400 million cash payment;

•                  $1.0 billion of new 7-year 11% secured notes to be issued by Dynegy and secured by the equity in the Company’s separate coal and gas-fueled generating businesses (or an additional cash payment of $1.0 billion, if the Company determines it can obtain the financing elsewhere on more favorable terms); and

•                  $2.1 billion of Dynegy’s new convertible PIK notes maturing on December 31, 2015. Dynegy will have the right to redeem the notes at varying discounts through the end of 2013, and can make open market purchases of the notes with excess cash from operations. At maturity, the notes would mandatorily convert into 97% of the common equity of Dynegy to the extent not previously redeemed or retired. The equity in the Company’s separate coal and gas-fueled generating businesses will remain direct or indirect subsidiaries of Dynegy.

The holders of DH’s Series B 8.316% Subordinated Capital Income Securities due 2027 would participate in the restructuring as an unsecured note holder, but their recovery would be subject to enforcement of their contractual subordination to the senior unsecured notes.  Alternatively, the subordinated note holders will be offered the opportunity to participate, without subordination, in the restructuring as an unsecured note holder at $0.25 for every dollar of claims.

The restructuring support agreement contemplates the negotiation of definitive documents by December 7, 2011, and that the transaction will be implemented pursuant to a Chapter 11 plan for DH that must become effective by August 1, 2012. Interest will accrue under the new 11% secured notes and the new convertible PIK notes from the Chapter 11 petition date through the effective date. The parties may terminate the restructuring support agreement if the definitive documents are not agreed-to or if certain other milestones to consummation are not achieved.

The Debtor Entities’ only operations consist of those at the Roseton and Danskammer facilities, which are the subject of leases that the Debtor Entities are seeking to immediately reject pursuant to a motion filed in the Bankruptcy Court. The agreement is also conditioned on the claims against DH arising from the Roseton and Danskammer leases being fixed by the Bankruptcy Court at an amount not to exceed $300 million. The Debtor Entities are prepared to surrender the Roseton and Danskammer facilities upon entry of an order authorizing the rejection of the leases. However, applicable federal and state regulatory requirements may prevent the Debtors from doing so immediately. Therefore, the Debtor Entities intend to operate the facilities in accordance with prudent operating standards and to the extent necessary to comply with applicable federal and state regulatory requirements until the owners of the leased facilities, which are affiliates of Public Service Enterprise Group, Inc., are authorized to take operational control.

The Debtor Entities have also sought customary first-day relief designed to ensure their smooth transition into Chapter 11 administration. Among other things, this relief, if granted by the Bankruptcy Court, will ensure that the Debtor Entities have sufficient cash and liquidity to fund their continuing operations and all administrative obligations incurred during the Chapter 11 process.

The Company expects to file an 8-K with the SEC prior to market open on Tuesday, November 8, 2011.  This filing will include the restructuring support agreement and the associated term sheet.

The Debtor Entities are represented in the Chapter 11 proceedings by Sidley Austin LLP as their reorganization counsel. Dynegy and its other subsidiaries are represented by White & Case LLP, who is also special counsel to the Debtor Entities with respect to the Roseton and Danskammer lease rejection issues. Dynegy was advised by Lazard Frères & Co. LLC and the Debtor Entities’ financial advisor is FTI Consulting.

A website (http://dm.epiq11.com/dynegyholdingsllc) has been set up by the Debtor Entities’ Claims Agent, which contains Court documents, frequently asked questions (FAQs) and other updates.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 3,132 megawatts of primarily coal-fired baseload power plants. The DNE portfolio consists of approximately 1,693 megawatts from two power plants which are primarily natural gas-fired peaking and baseload coal generation facilities.

FORWARD LOOKING STATEMENTS

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning restructuring support agreement and the anticipated successful outcomes of such agreement, Chapter 11 proceedings, positioning of the Company’s assets for operational flexibility the funding of operations. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy and DH is contained in our filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy and DH make reference to, and incorporate herein by reference, the section entitled “Risk Factors” in our most recent Form 10-K and subsequent reports on Form 10-Q. In addition to the risks and uncertainties set forth in our SEC filings, the forward-looking statements included in this press release could be affected by, among other things, (i) any unanticipated expense or delay resulting from the Chapter 11 process, which is often unpredictable, (ii) our ability to address our substantial leverage on favorable terms and our ability to access the capital markets when needed; (iii) the ability of management to execute any new or revised business plan approved by our Board of Directors; (iv) the timing and anticipated benefits to be achieved through our restructuring activities and cost savings program; (v) beliefs and assumptions relating to liquidity, available borrowing capacity and capital resources generally; (vi) expectations regarding environmental matters, including costs of compliance, availability and adequacy of emission credits, and the impact of ongoing proceedings and potential regulations or changes to current regulations, including those relating to climate change, air emissions, cooling water intake structures, coal combustion byproducts, and other laws and regulations to which we are, or could become, subject; (vii) beliefs about commodity pricing and generation volumes; (viii) anticipated liquidity in the regional power and fuel markets in which we transact, including the extent to which such liquidity could be affected by poor economic and financial market conditions or new regulations and any resulting impacts on financial institutions and other current and potential counterparties; (ix) sufficiency of, access to and costs associated with coal, fuel oil and natural gas inventories and transportation thereof; (x) beliefs and assumptions about market competition, generation capacity and regional supply and demand characteristics of the wholesale power generation market, including the potential for a market recovery over the longer term; (xi) the effectiveness of our strategies to capture opportunities presented by changes in commodity prices and to manage its exposure to energy price volatility; (xii) beliefs and assumptions about weather and general economic conditions; (xiii) beliefs regarding the U.S. economy, its trajectory and its impacts, as well as Dynegy’s stock price; (xiv) expectations regarding our collateral demands, interest expense and other payments; (xv) our focus on safety and our ability to efficiently operate its assets so as to maximize its revenue generating opportunities and operating margins; (xvi) beliefs about the outcome of legal, regulatory, administrative and legislative matters; and (xvii) expectations and estimates regarding capital and maintenance expenditures, including the Midwest Consent Decree and its associated costs. Any or all of our forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond our control.